Exhibit 4.16

______________________________

LEXAR MEDIA, INC.

To

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

______________________________

FIRST SUPPLEMENTAL INDENTURE

Dated as of

June 21, 2006

Supplementing the Indenture, dated
as of March 30, 2005, between
Lexar Media, Inc. and
U.S. Bank National Association
______________________________

5.625% Senior Convertible Notes due 2010

______________________________

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FIRST SUPPLEMENTAL INDENTURE, dated as of June 21, 2006 (this “First Supplemental Indenture”), between Lexar Media, Inc., a Delaware corporation (the “Company”), having its principal office at 47300 Bayside Parkway, Fremont, CA 94538 and U.S. Bank National Association, a national banking association organized under the laws of the United States, as Trustee under the Indenture referred to herein (the “Trustee”). This First Supplemental Indenture shall become effective only immediately after the closing of the Merger in accordance with the Merger Agreement.

WHEREAS, the Company and the Trustee heretofore executed and delivered an Indenture, dated as of March 30, 2005 (the “Indenture”), in respect of the 5.625% Senior Convertible Notes due 2010 (each, a “Security” and collectively, the “Securities”); and

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of March 8, 2006, with Micron Technology, Inc., a Delaware corporation (“Parent”), March 2006 Merger Corp. ("Merger Sub"), a Delaware corporation and direct wholly owned subsidiary of Parent (as amended through the date hereof, the "Merger Agreement"), which provides that March 2006 Merger Corp. will merge with and into the Company, the separate corporate existence of March 2006 Merger Corp. shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”); and

WHEREAS, the Merger is expected to be consummated on June 21, 2006; and

WHEREAS, each share of Company common stock, par value $0.0001 per share, of the Company issued and outstanding immediately prior to the effective time of the Merger, other than any shares of Company common stock to be canceled pursuant to Section 1.6(c) of the Merger Agreement, will be canceled and extinguished and automatically converted into the right to receive 0.5925 (the “Exchange Ratio”) of a validly issued, fully paid and nonassessable share of the common stock, par value $0.10 per share, of Parent (subject to cash to be paid in lieu of fractional shares of Parent common stock); and

WHEREAS, Section 4.11(a)(A) of the Indenture provides that, as a condition precedent to a merger, the Company shall execute and deliver to the Trustee a supplemental indenture providing that the holder of each Security then outstanding shall have the right to convert such Security into the kind and amount of shares of stock, other securities and property (including cash) receivable upon effectiveness of such merger by a holder of a number of shares of Company common stock deliverable upon conversion of such Security immediately prior to effectiveness of such merger; and

WHEREAS, Section 4.11(a) of the Indenture further provides that such supplemental indenture executed and delivered by the Company in the case of a merger shall provide for adjustments of the Conversion Rate (as defined in the Indenture) which shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Rate provided for in Article 4 of the Indenture; and

WHEREAS, Section 11.1(a)(8) of the Indenture provides that in the case of a merger, the Company and the Trustee may amend or supplement the Indenture or Securities without notice to or consent of any holder of Securities for the purpose of complying with the provisions of the Indenture in the event of a merger, consolidation or transfer of assets (including the provisions of Section 4.11 of the Indenture); and

WHEREAS the Company desires to execute and deliver this First Supplemental Indenture in accordance with Section 4.11(a)(A) of the Indenture; and

WHEREAS, this First Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company and the Trustee; and

NOW, THEREFORE, the Company and the Trustee agree as follows that the following Sections of this First Supplemental Indenture supplement the Indenture:

ARTICLE I

ASSUMPTION BY SUCCESSOR CORPORATION

SECTION 1.1  Definitions.

(a)  Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

(b)  Section 1.1 of the Indenture is hereby supplemented and amended as follows:

The definition of “Common Stock” shall, upon consummation of the Merger, mean the common stock of Parent $0.10 par value per share as it exists on the date of this First Supplemental Indenture and any shares of any class or classes of capital stock of the Parent resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Parent and which are not subject to redemption by the Parent; provided, however, that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion of Securities shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

The definition of “Merger” shall mean the merger of March 2006 Merger Corp., a wholly owned subsidiary of Parent, with and into the Company pursuant to that certain Agreement and Plan of Merger, dated as of March 8, 2006, as amended, by and among Parent, the Company and March 2006 Merger Corp., with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent.

The definition of “Parent” shall mean Micron Technology, Inc., a Delaware corporation.

SECTION 1.2  Amendments to Original Indenture

(a)  Conversion Privilege and Conversion Rate. Section 4.1(d) of the Indenture is amended and restated to read in its entirety as set forth in Annex A hereto.

(b)  Notices. Section 12.2 of the Indenture is amended and restated to read in its entirety as set forth in Annex B hereto.

ARTICLE II

MISCELLANEOUS

SECTION 2.1  Effect of Supplemental Indenture. Upon the consummation of the Merger, the Indenture shall be supplemented in accordance herewith, and this First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

SECTION 2.2  Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

SECTION 2.3  Indenture and Supplemental Indenture Construed Together. This First Supplemental Indenture is an indenture supplemental to the Indenture, and the Indenture and this First Supplemental Indenture shall henceforth be read and construed together.

SECTION 2.4  Securities Deemed Conformed. As of the date hereof, the provisions of the Securities shall be deemed to be conformed, without the necessity for any reissuance or exchange of such Security or any other action on the part of the holders of the Securities, the Company or the Trustee, so as to reflect this First Supplemental Indenture.

SECTION 2.5  Conflict with Trust Indenture Act. This First Supplemental Indenture is hereby made subject to, and shall be governed by, the provisions of the Trust Indenture Act required to be part of and to govern indentures qualified under the Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in an indenture qualified under the Trust Indenture Act, such required provision shall control.

SECTION 2.6  Severability. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 2.7  Terms Defined in the Indenture. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

SECTION 2.8  Benefits of First Supplemental Indenture Nothing in this First Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto, any paying agent, any authenticating agent, any Registrar and their successors hereunder and the holders of Securities any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

SECTION 2.9  Governing Law. This First Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

SECTION 2.10  Execution in Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above.

LEXAR MEDIA, INC.

By:   /S/ Eric Stang
Name:	Eric Stang
Title:	Chairman and CEO

U.S. BANK NATIONAL
ASSOCIATION, as Trustee

By:      /S/ Paula Oswald
Name: Paula Oswald
Title:  Vice President

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ANNEX A

“Section 4.1. CONVERSION PRIVILEGE AND CONVERSION RATE.

(d) The rate at which shares of Common Stock shall be delivered upon conversion shall be initially 149.6558 shares of Common Stock for each $1,000 principal amount of Securities. Upon consummation of the Merger, the number of shares of Common Stock to be delivered upon conversion of each $1,000 principal amount of Securities shall be 88.6711 (the “Conversion Rate”). The Conversion Rate shall be adjusted in certain instances as provided in this Article 4. The “Conversion Price” at any particular time shall equal $1,000 divided by the Conversion Rate at the then applicable time and shall be adjusted in certain instances as provided in this Article 4.”

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ANNEX B

“Section 12.2 NOTICES.

Any demand, authorization notice, request, consent or communication shall be given in writing and delivered in person or mailed by first-class mail, postage prepaid, addressed as follows or transmitted by facsimile transmission (confirmed by delivery in person or mail by first-class mail, postage prepaid, or by guaranteed overnight courier) to the following facsimile numbers:

If to the Company, to:

Micron Technology, Inc.
8000 S. Federal Way
Boise, Idaho 83716
Attention: General Counsel
Facsimile No.: (208) 368-4617
Telephone No.: (208) 368-4000

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Suite 1100
Palo Alto, California 94301
Attention: Kenton J. King
Celeste E. Greene
Facsimile No.: (650) 470-4570
Telephone No.: (650) 470-4500”

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